As filed with the Securities and Exchange Commission on July 21, 2020

Registration Nos. 333-182385

333-204343

333-211766

333-220865

333-220872

333-228792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-182385

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-204343

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-211766

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-220865

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-220872

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-228792

Under the Securities Act of 1933

CAESARS HOLDINGS, INC.

(f/k/a Caesars Entertainment Corporation)

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Principal Executive Offices, including Zip Code)

CAESARS ENTERTAINMENT CORPORATION MANAGEMENT EQUITY INCENTIVE PLAN

CAESARS ENTERTAINMENT CORPORATION 2012 PERFORMANCE INCENTIVE PLAN

CAESARS ACQUISITION COMPANY 2014 PERFORMANCE INCENTIVE PLAN

CAESARS ENTERTAINMENT CORPORATION EXECUTIVE SUPPLEMENTAL SAVINGS PLAN III

CAESARS ENTERTAINMENT CORPORATION OUTSIDE DIRECTOR DEFERRED COMPENSATION PLAN

(Full titles of the Plans)

Edmund L. Quatmann, Jr.

Executive Vice President, Chief Legal Officer and Secretary

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(Name and Address of Agent For Service)

(775) 328-0100

(Telephone Number, Including Area Code, of Agents For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Caesars Holdings, Inc., a Delaware corporation (f/k/a Caesars Entertainment Corporation) (the “Company”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”):

•

File No. 333-182385 filed with the Commission on June 27, 2012, pertaining to the registration of 2,150,000 shares of common stock, par value $0.01 per share, of the Company (“Shares”) issuable under the Caesars Entertainment Corporation Management Equity Incentive Plan and the Caesars Entertainment Corporation 2012 Performance Incentive Plan;

•	File No. 333-204343 filed with the Commission on May 20, 2015, pertaining to the registration of 8,000,000 Shares issuable under the Caesars Entertainment Corporation 2012 Performance Incentive Plan;

•	File No. 333-211766 filed with the Commission on June 1, 2016, pertaining to the registration of 7,500,000 Shares issuable under the Caesars Entertainment Corporation 2012 Performance Incentive Plan;

•	File No. 333-220865 filed with the Commission on October 6, 2017, pertaining to the registration of 1,799,681 Shares issuable under Caesars Acquisition Company 2014 Performance Incentive Plan;

•	File No. 333-220872 filed with the Commission on October 6, 2017, pertaining to the registration of 39,485,261 Shares issuable under Caesars Acquisition Company 2014 Performance Incentive Plan; and

•

File No. 333-228792 filed with the Commission on December 13, 2018, pertaining to the registration of $22,500,000 in deferred compensation obligations under the Caesars Entertainment Corporation Executive Supplemental Savings Plan III and the Caesars Entertainment Corporation Outside Director Deferred Compensation Plan.

The Company, Caesars Entertainment, Inc. (f/k/a Eldorado Resorts, Inc.) (“Parent”) and Colt Merger Sub, Inc., a direct wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2019, as amended on August 15, 2019 by Amendment No. 1 to Agreement and Plan of Merger. The Merger Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on July 20, 2020 as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the Company’s undertaking in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered under such Registration Statement that remain unsold at the termination of the offerings the Company hereby removes from the Registration Statements all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on July 21, 2020.

CAESARS HOLDINGS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.